Exhibit 99.2

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Corporation Prices Senior Subordinated Note Offering

Boston, Massachusetts – November 3, 2003 – American Tower Corporation (NYSE: AMT) today announced that American Towers, Inc., its wholly owned subsidiary, has agreed to sell $400.0 million principal amount of 7.25% senior subordinated notes due 2011 in an institutional private placement, as previously announced. The notes were priced at par and the aggregate net proceeds to the Company are expected to be approximately $389.3 million. The company intends to use the net proceeds to repay indebtedness under its credit facilities and is currently seeking an amendment to its credit facilities to permit the issuance of the notes. The closing is expected to occur on or about November 18, 2003 and is subject to the consent of the lenders under the credit facilities and customary closing conditions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.

This press release contains “forward-looking statements” regarding the company’s ability to complete this private placement, including obtaining the consent of the lenders under the credit facilities. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally, for the securities of telecommunications companies and for the company’s securities in particular.

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